$5,000,000 WAREHOUSING LINE REVOLVING
                                CREDIT AGREEMENT

                                 by and between

                          WESTMARK MORTGAGE CORPORATION

                                       and

                       HOUSEHOLD FINANCIAL SERVICES, INC.

                            Dated as of April 7, 1997



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                               TABLE OF CONTENTS



                                                                          Page
                                                                          ----



SECTION 1. DEFINITIONS; INTERPRETATION ...................................  1
    Section 1.1. Definitions .............................................  1
    Section 1.2. Interpretation ..........................................  7



SECTION 2. THE CREDIT ...................................................   7
    Section 2.1. The Revolving Credit ...................................   7
    Section 2.1. Applicable Interest Rates ..............................   7
    Section 2.3. Minimum Borrowing Amounts ..............................   8
    Section 2.4. Borrowing Procedures ...................................   8
    Section 2.5. Prepayments ............................................   8
    Section 2.6. The Note ...............................................   9
    Section 2.7. Commitment Terminations ................................   9

SECTION 3. FEES AND PAYMENTS ...........................................    9
    Section 3.2. Audit Fees ............................................    9
    Section 3.3. Place and Application of Payments    ..................   10

SECTION 4. THE COLLATERAL ..............................................   10
    Section 4.1. The Collateral ........................................   10
    Section 4.2. Further Assurances ....................................   10

 SECTION 5. REPRESENTATIONS AND WARRANTIES .............................   10
    Section 5.1.  Organization and Qualification .......................   10
    Section 5.2.  Subsidiaries .........................................   11
    Section 5.3.  Corporate Authority and Validity of Obligations.......   11
    Section 5.4.  Use of Proceeds ......................................   11
    Section 5.5.  Financial Reports ....................................   11
    Section 5.6.  No Material Adverse Change ...........................   12
    Section 5.7.  Full Disclosure ......................................   12
    Section 5.8.  Good Title ...........................................   12
    Section 5.9.  Investment Company ...................................   12
    Section 5.10. Litigation and Other Controversies ...................   12
    Section 5.11. Taxes ................................................   12
    Section 5.12. Approvals ............................................   13
    Section 5.13. Affiliate Transactions ...............................   13
    Section 5.14. ERISA ................................................   13
    Section 5.15. Compliance with Laws .................................   13
    Section 5.16. Other Agreements .....................................   14
    Section 5.17. No Defaults ..........................................   14


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SECTION 6. CONDITIONS PRECEDENT ........................................   14
    Section 6.1. Initial Loan ..........................................   14
    Section 6.2. All Loans .............................................   15

 SECTION 7. COVENANTS ..................................................   15
    Section 7.1.  Maintenance of Business ..............................   15
    Section 7.2.  Maintenance of Property ..............................   15
    Section 7.3.  Taxes and Assessments ................................   15
    Section 7.4.  Insurance ............................................   16
    Section 7.5.  Financial Reports ....................................   16
    Section 7.6.  Indebtedness for Borrowed Money ......................   17
    Section 7.7.  Liens ................................................   17
    Section 7.8.  Mergers, Consolidations and Sales ....................   18
    Section 7.9.  ERISA ................................................   18
    Section 7.10. Compliance with Laws .................................   19
    Section 7.11. Burdensome Contracts with Affiliates .................   19
    Section 7.12. Maintenance of Subsidiaries ..........................   19
    Section 7.13. Change in the Nature of Business .....................   19

 SECTION 8. EVENTS OF DEFAULT AND REMEDIES .............................   19
    Section 8.1. Events of Default .....................................   19
    Section 8.2. Remedies Certain Events of Default ....................   21
    Section 8.3. Remedies Other Events of Default ......................   21
    Section 8.4. Expenses ..............................................   21

 SECTION 9. MISCELLANEOUS...............................................   21
    Section 9.1.  No Waiver of Rights ..................................   21
    Section 9.2.  NonBusiness Day ......................................   22
    Section 9.3.  Documentary Taxes ....................................   22
    Section 9.4.  Survival of Representations ..........................   22
    Section 9.5.  Survival of Indemnities ..............................   22
    Section 9.6.  Notices ..............................................   22
    Section 9.7.  Counterparts .........................................   23
    Section 9.9.  Successors and Assigns ...............................   23
    Section 9.9.  Amendments ...........................................   23
    Section 9.10. Fees and Indemnification .............................   23
    Section 9.11. Governing Law ........................................   24
    Section 9.12. Headings .............................................   24
    Section 9.13. Entire Agreement .....................................   24
    Section 9.14. Terms of Collateral Documents Not Superseded .........   24
    Section 9.15. Construction .........................................   24

                               CREDIT AGREEMENT

      THIS CREDIT AGREEMENT dated as of this 7th day of April, 1997 by and between HOUSEHOLD FINANCIAL SERVICES, INC., a Delaware corporation with its corporate office at 2700 Sanders road, Prospect Heights, Illinois 60070 ("Lender") and Westmark Mortgage Corporation, a California corporation with its principal office at 355 NE 5th Avenue, Delray Beach, Florida 33483 (the "Borrower").

                                    RECITALS

      WHEREAS, the Borrower has requested the Lender to provide the Borrower with a revolving warehouse line of credit facility for use by the Borrower in connection with its acquisition or origination of mortgage loans and, subject to the terms and conditions set forth herein, the Lender has agreed to provide such facility.

      NOW THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, the parties hereto agree as follows:



SECTION 1. DEFINITIONS; INTERPRETATION

      Section 1.1. Definitions. The following terms when used herein have the following meanings:

      "Additional Required Documents" shall mean with respect to any Mortgage Loan, those items listed on Exhibit C-1 hereto.

      "Affiliate" means any Person, directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

      "Borrowing Base" means, as of any time it is to be determined, 100% of the then outstanding unpaid amount of Eligible Mortgage Loans.

      "Business Day" means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Chicago, Illinois.

      "Closing Agent" means any title company approved in writing by the Lender.

      "Collateral" means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Lender or the Collateral Agent for the benefit of the Lender pursuant to the Collateral Documents.

      "Collateral Agent" means First Union Bank of North Carolina and any successors thereto appointed as Collateral Agent under the Security Agreement and the other Loan Documents.

      "Collateral Documents" means the Security Agreement and all other security agreements, financing statements and other documents as shall from time to time secure the Note or any other obligations of the Borrower hereunder or in connection herewith.

      "Commitment" is defined in Section 2.1 hereof.

      "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

      "Domestic Rate" means for any day the rate of interest published from time to time in the Money Rate section of The Wall Street Journal as the prevailing prime rate of United States' largest banks; or, if The Wall Street Journal shall cease to publish such a rate, then the rate from time to time announced by Household Bank, N.A. as its prime commercial rate, with any change in such rate resulting from a change in the relevant prime rate to be effective as of the date of the relevant change in such prime rate.

      "Eligible Mortgage Loan" shall mean any Mortgage Loan having all of the following characteristics:

      (i) is the legal, valid and binding obligation of the maker thereof in full force and effect and is enforceable in accordance with its terms;

      (ii) is either a first or second Mortgage Loan which comports in all respects in all respects with General Underwriting Guidelines;

      (iii) was made or acquired by the Borrower in the ordinary course of the Borrower's business with the General Underwriting, Guidelines, was in an original principal amount of not less than $10,000 and not more than $400,000, such Mortgage Loan was fully funded, the Borrower has no obligation to make future advances thereunder and the Borrower holds good and indefeasible sole title to such Mortgage Loan subject to no claims, liens, charges or other rights of any other Person other than, in the case of a second Mortgage Loan, the holder of a Permitted First Mortgage Lien;

      (iv) no payment under such Mortgage Loan is more than thirty (30) days past the due date set forth in the underlying promissory note and mortgage (or deed of trust);

      (v) the Collateral Agent has a perfected Lien and security interest in such Mortgage Loan free and clear of any Liens or claims of any other Person except, in the case of a second Mortgage Loan, the holder of a Permitted First Mortgage Lien;

      (vi) such Mortgage Loan has not been included in the Borrowing Base for more than sixty (60) days;

      (vii) such Mortgage Loan contains the entire agreement of the parties thereto with respect to the subject matter thereof and is not a Rewritten Mortgage Loan;

      (viii) such Mortgage Loan is secured by a valid and subsisting first or second, as the case may be, mortgage lien of record on the Property covered by the related mortgage or deed of trust subject only to (1) the Lien of current real property taxes and assessments not yet due and payable; (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public records, as of the date of recording, being acceptable to mortgage lending institutions generally and specifically referred to in a lender's title insurance policy delivered to the originator of said Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of said Mortgage Loan or (ii) which do not materially adversely affect the appraised value of the Property as set forth in such appraisal; (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by said Mortgage Loan or the use, enjoyment, value or marketability of the related Property; or (4) in the case of a second Mortgage Loan, a Permitted First Mortgage Lien;

      (ix) such Mortgage Loan is free of any default of any party thereto (including the Borrower), offsets, defenses or counterclaims to such Mortgage Loan, including the obligation of the related obligor to pay the unpaid principal and interest on the underlying promissory note and free from any rescission, cancellation or avoidance whether by operation of law or otherwise;

      (x) either (1) a lender's title insurance policy, issued standard American Land Title Association form, or such other form reasonably satisfactory to the Lender by the applicable Closing Agent, in favor of the Borrower and such Borrower's successors and assigns (or the original lender and such lender's successors and assigns) in an amount at least equal to the remaining principal amount of such Mortgage Loan insuring the mortgagee's interest under the related Mortgage Loan as the holder of a valid first or second mortgage lien of record on the related Property subject only to exceptions described in clause (vii) above, was effective on the date of the origination or acquisition, as the case may be, of such Mortgage Loan, and, such policy will be valid and thereafter such policy shall continue in full force and effect; or (2) a title opinion was rendered on the effective date of the origination or acquisition, as the case may be, of such Mortgage Loan, subject only to exceptions described in clause
(viii) above;

       (xi) the Property subject to such Mortgage Loan is Property. which is zoned and suitable for residential or recreational purposes;

       (xii) there is no proceeding pending or threatened for the total or partial condemnation of the Property subject to such Mortgage Loan, nor is such a proceeding currently occurring, and each Property is undamaged by waste, fire, earthquake, earth movement or other casualty;

       (xiii) no improvements on adjoining property encroach upon the Property subject to such Mortgage Loan, and are stated in the title insurance policy and affirmatively insured and such Property constitutes a legally subdivided parcel separate from any real property not covered by the Mortgage;

      (xiv) with respect to each Mortgage Loan secured by a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such deed of trust, and no fees or expenses are or will become payable by the owners to the trustee under the deed of trust, except in connection with a trustee's sale after default by the related mortgagor;

      (xv) the mortgage (or deed of trust) securing such Mortgage Loan contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the related Property of the benefits of the security, including (A) in the case of a deed of trust, by trustee's sale and (B) otherwise by judicial foreclosure. There is no homestead or other exemption available which could materially interfere with the right to sell the related Property at a trustee's sale or the right to foreclose the related mortgage;

      (xvi) if and to the extent called for under the General Underwriting Guidelines, an appraisal was performed with respect to each Mortgage Loan;

      (xvii) the Borrower has no knowledge that there exist on the Property subject to such Mortgage Loan any hazardous materials, regulated substances, hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1996, or other federal, state or local environmental legislation;

      (xviii) such Mortgage Loan shall not be due from an Affiliate, subsidiary, officer or employee of any Borrower, from the United States or any agency or department thereof; or from any foreign debtor or borrower;

      (xix) such Mortgage Loan is and shall be evidenced by only one original mortgage note;

      (xx) each mortgage (or deed of trust) or an assignment thereof relating to such Mortgage Loan shall identify the Borrower, as the mortgagee;

      (xxi) the Required Documents for said Mortgage Loan have been delivered to the Collateral Agent or to the applicable Closing Agent which has executed and delivered an Escrow Agreement satisfactory to the Lender prior to the inclusion of said Mortgage Loan in the Borrowing Base and, if the Lender or the Collateral Agent has so requested in writing, the Additional Required Documents have also been delivered to the Collateral Agent or the applicable Closing Agent on terms and conditions set forth above;

      (xxii) if said Mortgage Loan was not closed and recorded at the date said Mortgage Loan was first included in the Borrowing Base, said Mortgage Loan was closed and recorded no later than the second Business Day immediately following the date first included in the Borrowing Base.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

      "Escrow Agreement" means an agreement in the form attached hereto as
Exhibit I or in such other form as is acceptable to the Lender.

      "Event of Default" means any event or condition specified in Section 8.1 hereof.

      "GAAP" means generally acceptable accounting principles as in effect from time to time, applied by the Borrower and its Subsidiaries as a basis consistent with the preparation of the Borrower's most recent financial statements furnished to the Lender pursuant to Section 5.5 hereof.

      "General Underwriting Guidelines" shall mean the general underwriting guidelines set forth on Exhibit H hereto.

      "Indebtedness for Borrowed Money" means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or becomes liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person and
(v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

      "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement.

      "Loans" means and includes loans made under the Revolving Credit, and each of them singly.

      "Loan Documents" means this Agreement, the Note and the Collateral Documents.

      "Material Plan" is defined in Section 8.1(h) hereof.

      "Mortgage Loan" shall mean a loan secured by real estate including without limitation: (i) a promissory note and related mortgage (or deed of trust) and any other security documents, (ii) all reserves, guaranties and insurance policies, including without limitation, all mortgage and title insurance policies and rights of the owner of such loan to retain all or any part of such reserves or to return premiums or payments with respect thereto and (iii) all right, title and interest of the owner of such Mortgage Loan in the Property covered by said mortgage (or deed of trust).

      "Note" is defined in Section 2.6 hereof

      "Obligations" means all unpaid principal of and accrued and unpaid interest on the Note, all accrued and unpaid fees and all other obligations of the Borrower to the Lender or the Collateral Agent arising under the Loan Documents, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

      "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

      "Permitted First Mortgage Lien" means any first mortgage lien permitted under General Underwriting Guidelines.

      "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

      "Plan" means any employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (iii) under which a member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4064 of ERISA.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Required Documents" means, with respect to any Mortgage Loan, those items listed on Exhibit C hereto.

        "Revolving Credit" is defined in Section 2.1 hereof.

        "Rewritten Mortgage Loan" means any Mortgage Loan in respect of which
(i) the original terms have been rewritten, restructured or otherwise modified or (ii) forbearance has been granted; provided, however, that a Rewritten Mortgage Loan shall not include a Mortgage Loan as to which the Borrower has permitted an assumption or granted a partial release in accordance with its prior practices and consistent with General Underwriting Guidelines.

        "Security Agreement" means that certain Security and Collateral Agency Agreement dated of even date herewith among the Borrower, the Collateral Agent and the Lender, as the same may from time to time be amended.

      "Subsidiary" means any corporation or other entity of which more than fifty percent (50%) of the outstanding voting stock or comparable equity interests (including interests as a limited partner in a limited partnership) is at the time directly or indirectly owned by the Borrower, by one or more of its Subsidiaries, or by the Borrower and one or more of its Subsidiaries.

      "Termination Date" shall mean March 31, 1998, or such earlier date on which the Commitment is terminated in whole pursuant to Sections 2.6, 8.2 or 8.3 hereof.

      "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

      "Welfare Plan" means a "welfare plan," as defined in Section 3(l) of ERISA.

      "Wholly-Owned" means a Subsidiary of which all of the issued and outstanding shares of stock (other than directors' qualifying shares as required by law) or other comparable equity interests shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

      Section 1.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. All references to times of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.


SECTION 2. THE CREDIT

      Section 2.1. The Revolving Credit. Subject to the terms and conditions hereof, the Lender agrees to extend a revolving credit (the "Revolving Credit") to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $5,000,000 (the "Commitment") (subject to any reductions thereof pursuant to the terms hereof) or (ii) the Borrowing Base as then determined and computed, which may be availed of by the Borrower in its discretion from time to time, be repaid and used again, to and including the Termination Date.

      Section 2.1. Applicable Interest Rates. (a) Pre-Default Rate. Each Loan made by the Lender shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum determined by adding two percent (2%) to the Domestic Rate from time to time in effect, payable on the earlier of (i) the prepayment thereof in accordance with Section 2.5(b) hereof or (ii) sixty (60) days from the date such Loan was made pursuant hereto and at maturity (whether by acceleration or otherwise).

      (b) Default Rate. If any payment (including any required prepayment) of principal on any Loan is not made when due (whether by acceleration or otherwise), such Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to the sum of six percent (6%) plus the Domestic Rate from time to time in effect.

      Section 2.3. Minimum Borrowing Amounts. Each Loan shall be in an amount not less than $10,000.

      Section 2.4. Borrowing Procedures. (a) Notice to the Lender. The Borrower shall give telephonic or telecopy notice to the Lender (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) by no later than 12:00 noon (Chicago time) on the date of any requested Loan. Each such notice shall specify the date of the requested Loan (which shall be a Business Day) and the amount of the requested Loan. The Borrower agrees that the Lender may rely on any such telephonic or telecopy notice given by any person the Lender in good faith believes is authorized to request loans on behalf of the Borrower without the necessity of independent investigation and in the event any notice by such means conflicts with the written confirmation, such notice shall govern if the Lender has acted in reliance thereon.

        (b) Disbursement of Loans. Subject to Section 6 hereof, the Lender shall make the proceeds of each Loan available to the Borrower at the Lender's principal office in Mt. Prospect, Illinois not later than close of business on the date of such borrowing provided that Borrower hereby directs the Lender (unless Borrower notifies the Lender to the contrary in writing in connection with a Loan request hereunder) to wire transfer the proceeds (of each Loan hereunder) to the Closing Agent in accordance with the relevant Escrow Agreement.

      Section 2.5. Prepayments. (a) Voluntary. The Borrower may prepay on any Business Day without premium or penalty and in whole or in part (but, if in part, then in an amount not less than $10,000) any Loans at any time on one Business Day's prior notice to the Lender by no later than 1:00 p.m. (Chicago time), such prepayment to be made by the payment of the principal amount to be prepaid together with accrued interest thereon.

      (b) Mandatory. (i) Concurrently with each reduction of the Commitment (whether voluntarily pursuant to Section 2.7 or otherwise) the Borrower shall prepay the Note by the amount, if any, necessary so that the aggregate outstanding principal balance of the Note shall not exceed the Commitment as so reduced, each such prepayment to be made by the payment of the principal amount to be prepaid plus accrued interest thereon.

      (ii) The Borrower covenants and agrees that in the event that the outstanding principal amount of the Note shall at any time and for any reason exceed the Borrowing Base as then determined and computed, the Borrower shall immediately without notice or demand pay over the amount of the excess to the Lender as and for a mandatory prepayment on the Note.

      (c) Reborrowings. Any amount paid or prepaid on the Loans on or before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

      Section 2.6. The Note. (a) The Loans made to the Borrower by the under shall be evidenced by a promissory note of the Borrower in the form of Exhibit A hereto (such promissory note, as the same may from time to time be amended, together with any notes executed in replacement thereof are hereinafter referred to as the "Note"). Such Note shall be dated the date of issuance thereof and be payable to the order of the Lender in the principal amount of its Commitment.

      (b) The Lender shall record on its books or records or on a schedule to the Note held by it the amount of each Loan made by it to the Borrower, and all payments of principal and interest and the principal balance from time to time outstanding thereon; provided that prior to the transfer of any Note all such amounts shall be recorded on a schedule to such Note. The record thereof, whether shown on such books or records of the Lender or on a schedule to any Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of the Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon.

      Section 2.7. Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days' prior written notice to the Lender to terminate without premium or penalty, in whole or in part, the Commitment, any partial termination to be in an amount not less than $1,000,000 or any larger amount that is an integral multiple of $1,000,000, provided that, the Commitment may not be reduced to an amount less than the aggregate principal amount of Loans then outstanding. Any termination of Commitment pursuant to this Section 2.7 may not be reinstated.



SECTION 3. FEES AND PAYMENTS

      (a) The Borrower shall pay to the Lender a transaction fee for each Loan requested hereunder in an amount equal to the amount specified on the fee schedule dated __________, 1997 furnished by Lender to Borrower. Such fee to be due and payable on the date each such Loan is made pursuant hereto.

      (b) The Borrower shall also pay to the Lender such wire transfer, processing fees and other charges as the Lender from time to time customarily imposes in connection with the disbursement and administration of Loans hereunder, such fees to be paid in accordance with the standard and customary practices of the Lender.

      (c) The Borrower shall also pay to the Lender a custody fee in the amount of $75.00 for each Loan made hereunder, such fee to be due and payable on the date each such Loan is made hereunder provided however, that the amount of such fee shall be subject to increases at any time in the event the fee payable by Lender to the Collateral Agent is increased by the Collateral Agent, the Lender agreeing to notify the Borrower of any such increase in writing.

      Section 3.2. Audit Fees. The Borrower shall pay to the Lender the Lender's costs and expenses in connection with audits of the Collateral performed by the Lender or its agents or representatives; provided, however, that in the absence of any Default or Event of Default, the Borrower shall not be required to reimburse the Lender for more than two (2) such audit(s) per calendar year.

      Section 3.3. Place and Application of Payments. All payments of principal and interest on the Loans and all payments of fees and all other amounts payable under this Agreement shall be made to the Lender by no later than 1:00 p.m. (Chicago time) at the principal office of the Lender in Prospect Heights, Illinois (or such other location as the Lender may designate to the Borrower). Any payments received after such time shall be deemed to have been received by the Lender on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim.

      Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the indebtendess evidenced by the Note and all proceeds of collateral received, in each instance, by the Lender after the occurrence of an Event of Default shall be applied as follows:

            (a) first to the payment of any outstanding costs and expenses incurred by the lender or the collateral Agent in monitoring, verifying, protecting, preserving or enforcing any liens on the Collateral or in protecting, preserving or enforcing rights hereunder or under any other Loan document, and in any event including all costs and expenses of a character which the Borrower has agreed to pay under Section 9.10 hereof;

            (b) second to the payment of any outstanding interest or other fees or amounts due hereunder, under the Note or any other Loan Document other than for principal;

            (c) third to the payment of principal owing on the Note; and

            (d) fourth to the Borrower or whomever may be lawfully entitled thereto.



 SECTION 4. THE COLLATERAL

         Section 4.1. The Collateral. The Note and the other obligations of the Borrower hereunder and under the other Loan Documents shall be secured by valid and perfected first priority Liens pursuant to the Security Agreement in favor of the Collateral Agent for the benefit of the Lender on all of the Borrower's now existing and hereafter arising or acquired Mortgage Loans which are transferred to the custody and control of the Collateral Agent and all accounts, general intangibles, instruments, documents, records and other rights and properties related to such Mortgage Loans (as more fully described in the Security Agreement) together with all proceeds relating thereto. The Borrower covenants and agrees that it will comply with all terms and conditions of each of the Collateral Documents and that it will at any time and from time to time at the request of the Collateral Agent or the Lender, execute and deliver such instruments and documents and do such acts and things as the Collateral Agent or the Lender may reasonably request in order to provide for or protect or perfect the Lien of the Collateral Agent in the Collateral for the benefit of the Lender.

        Section 4.2. Further Assurances. The Borrower covenants and agrees that it will comply with all terms and conditions of each of the Collateral Documents and that it will, at any time, and from time to time as requested by the Collateral Agent or the Lender, execute and deliver such further instruments and agreements and do such acts and things as the Collateral Agent or the Lender may deem necessary or appropriate to provide for or protect or perfect the lien of the Collateral Agent or Lender in the Collateral.

 SECTION 5. REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender as follows:

      Section 5.1. Organization and Qualification. The Borrower is duly organized, validly existing and in good standing under the laws of the State of California, has full and adequate corporate power to own its Property and to carry on its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of its business conducted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary, including without limitation, the states listed on Exhibit B hereto except as otherwise disclosed in writing to the under and except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on the operations of the Borrower or its Subsidiaries taken as a whole unless such failure would affect the ability of the Borrower to enforce payment of any part of the Collateral. Exhibit B contains a listing of all states in which the Borrower is duly qualified and licensed to do business as of the date hereof.

      Section 5.2. Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, as the case may be, has full and adequate power to own its Property and carry on its business as conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of its business as now conducted or proposed to be conducted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on the operations of the Borrower or its Subsidiaries taken as a whole unless such failure would affect the ability of the Borrower to enforce payment of any part of the Collateral. Exhibit D hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the issued and outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Exhibit D as owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such subsidiary, free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

      Section 5.3. Corporate Authority and Validity of Obligations. The Borrower has full right and authority to enter into the Loan Documents to make the borrowings herein provided for, to grant to the Collateral Agent for the benefit of the Lender the Liens described in the Collateral Documents, to issue its Note and to perform all of its obligations hereunder and under the other Loan Documents. The Loan Documents have been duly authorized, executed and delivered by the Borrower and constitute valid and binding obligations of the Borrower enforceable in accordance with their terms and the Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters or things herein or therein provided for, contravene any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or any charter or by-law provision of the Borrower or any Subsidiary or any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of their respective Properties, or result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary.

      Section 5.4. Use of Proceeds. The Loans hereunder shall be used by the Borrower solely for the purchase or funding by it of Eligible Mortgage Loans.

      Section 5.5. Financial Report. The balance sheet of the Borrower as at December 31, 1995 and the related consolidated statements of income, retained earnings and cash flows of the Borrower for the fiscal year then ended and accompanying notes thereto, which financial statements are accompanied by the report of Comiskey & Company, independent public accountants, and the unaudited balance sheet of the Borrower as at December 31, 1996 and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the twelve (12) months then ended, heretofore furnished to the Lender, fairly present the financial condition of the Borrower as at such dates and the results of its operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis; provided that the unaudited financial statements remain subject to normal year end adjustments.

      Section 5.6. No Material Adverse Change. Since December 31, 1996, there has been no change in the condition, financial or otherwise, of the Borrower and its subsidiaries, taken as a whole, except changes in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

      Section 5.7. Full Disclosure. The statements and information furnished to the Lender in connection with the negotiation of this Agreement and the commitment by the Lender to provide the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained therein or herein not misleading, the Lender acknowledging that as to any projections furnished to the Lender, the Borrower does not warrant their accuracy, but only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable at the time such projections were prepared.

      Section 5.8 Good Title. The Borrower and its subsidiaries have good and defensible title to their respective assets as reflected on the most recent consolidated balance sheet of the Borrower and its subsidiaries furnished to the Lender (except for sales of assets by the Borrower and its subsidiaries in the ordinary course of their respective business), subject to no Liens other than such thereof as are permitted by Section 7.7 hereof.

      Section 5.9. Investment Company. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      Section 5.10. Litigation and Other Controversies. Except as heretofore disclosed in writing to the Lender with respect to litigation or other controversies pending as of the date hereof, there is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary which either (a) involves a claim for $100,000 or more or (b) if adversely determined would (a) impair, the validity or enforceability of, or impair the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document or
(b) result in any material adverse change in the financial condition or Property, business or operations of the Borrower and its Subsidiaries taken as a whole.

      Section 5.11. Taxes. All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns have been paid except as otherwise disclosed in writing to the Lender and except where such taxes are being contested in good faith and appropriate reserves have been established therefor. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts except as otherwise disclosed in writing to the Lender. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

      Section 5.12. Approvals. No authorization, consent, license, exemption, filing (except for the filing of financing statements as herein contemplated) or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of this Agreement or any other Loan Document.

      Section 5.13. Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

      Section 5.14. ERISA. The Borrower and each Subsidiary are in compliance in all material respects with ERISA to the extent applicable to them and have received no notice to the contrary from the PBGC or any other governmental entity or agency. As of December 31, 1996, the liability of the Borrower and its Subsidiaries to PBGC in respect of Unfunded Vested Liabilities would not have been in excess of $_____ if all employee pension benefit plans maintained by the Borrower and its Subsidiaries had been terminated as of such date. No condition exists or event or transaction has occurred with respect to any Plan which could reasonably be expected to result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty under ERISA or the Code or in connection with any Plan. Neither the Borrower nor any Subsidiary has any contingent liability with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in
 Part 6 of Title I of ERISA and liability for post-retirement medical and life insurance benefits.

      Section 5.15. Compliance with Laws. The Borrower and its Subsidiaries are in compliance in all material respects with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to the Properties or business operations of the Borrower or any Subsidiary (including, without limitation, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations "B" and "Z", the Soldiers, and Sailors' Civil Relief Act of 1940, and any other federal, state and local laws relating to interest, usury, consumer credit, equal credit opportunity, fair credit reporting, privacy, consumer protection, false or deceptive trade practices and disclosure, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes or substances), non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Borrower and its Subsidiaries, taken as a whole. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the financial condition, Properties, business or operations of the Borrower or any Subsidiary.

      Section 5.16. Other Agreements. Except as disclosed in writing to the Lender with respect to certain defaults existing as of the date hereof, neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Properties.

      Section 5.17. No Defaults. No Default or Event of Default has occurred and is continuing.


SECTION 6. CONDITIONS PRECEDENT

       The obligation of the Lender to make any Loan or any other financial accommodation hereunder shall be subject to the following conditions precedent:

      Section 6.1. Initial Loan. Prior to the making of the initial Loan hereunder:

      (a) The Lender shall have received the favorable written opinion of Harry Coolidge, Esq., counsel to the Borrower, in form and substance satisfactory to the Lender;

      (b) The Lender shall have received (i) certified copies of resolutions of the Board of Directors of the Borrower, authorizing the execution and delivery of this Agreement and the other Loan Documents, indicating the authorized signers of this Agreement and the other Loan Documents and all other documents relating thereto, the persons authorized to request Loans hereunder and the specimen signatures of such signers, and (ii) copies of certificates of good standing certified by the appropriate governmental officer in the jurisdiction of the Borrower's incorporation and in each state in which it is authorized to do business as a foreign corporation;

      (c) The Lender shall have received this Agreement, the Note and the other Loan Documents, together with any financing statements and amendments to existing financing statements requested by the Lender or the Collateral Agent in connection therewith;

      (d) The Lender shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents;

      (e) The Lender shall have received certified copies of the Borrower's articles of incorporation and by-laws and all amendments thereto throuch the date hereof.

      (f) The Lender shall have received evidence satisfactory to it of the accuracy of the representations contained in Section 5.15 hereof.

      Section 6.2. All Loans. As of the time of the making of each Loan (including the initial Borrowing):

      (a) The Lender shall have received the notice required by Section 2.4 hereof and a fully executed Escrow Agreement.

      (b) Each of the representations and warranties, of the Borrower set forth in Section 6 hereof shall be true and correct as of said time, except to the extent that any such representation or warranty relates solely to an earlier date;

      (c) The Borrower shall be in fall compliance with all of the terms and conditions of this Agreement and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such Borrowing;

     (d) After giving effect to the Loan, the aggregate principal amount of all Loans hereunder shall not exceed the lesser of (i) the Borrowing Base and (ii) the Commitment; and

      (e) Such Loan shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Lender.

      Each request for a Loan hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in this Section 6.2.

SECTION 7. COVENANTS

      The Borrower agrees that, so long as any Commitment is available to or any Obligations are outstanding hereunder, except to the extent compliance in any case or cases is waived in writing by the Lender:

      Section 7.1. Maintenance of Business. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect its corporate existence and all licenses, permits and franchises necessary to the proper conduct of its business.

      Section 7.2. Maintenance of Property. The Borrower will maintain, preserve and keep its Properties in good repair, working order and condition (ordinary wear and tear excepted), and will from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and will cause each Subsidiary to do so in respect of Property owned or used by it.

      Section 7.3. Taxes and Assessments. The Borrower will duly pay and discharge, and will cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

      Section 7.4. Insurance. The Borrower will insure and keep insured, and will cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower will insure, and cause each Subsidiary to insure, such other hazards and risks (including employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. The Borrower will upon request of the Lender furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

      Section 7.5. Financial Reports. The Borrower will maintain a standard system of accounting in accordance with GAAP and will furnish to the Lender and its duly authorized representatives such information (including financial statements) respecting the business and financial condition of the Borrower and its Subsidiaries as the Lender may reasonably request; and without any request, will furnish to the Lender and, in the case of the Borrowing Base certificate called for by clause (a) and notices called for by clause (h)(ii) below, to the Collateral Agent:

      (a) as soon as available, and in any event within fifteen (15) days after the end of each calendar month, a borrowing base certificate in the form attached hereto as Exhibit E showing the computation of the Borrowing Base in reasonable detail as of the close of such monthly period, certified to by the chief financial officer of the Borrower;

     (b) as soon as available, and in any event within thirty (30) days after the end of each calendar month, a copy of the consolidated balance sheet and consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such period, all in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP, together with a report on the aging of Mortgage Loans and a report of charge-offs, recoveries and repossession of collateral with respect to Mortgage Loans all in reasonable detail prepared by the Borrower, and in each case certified to by the chief financial officer of the Borrower;

      (c) as soon as available, and in any event within one hundred and twenty
(120) days after the close of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such period, and accompanying notes thereto, all in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of Comiskey & Company or another firm of independent public accountants of recognized standing, selected by the Borrower and satisfactory to the Lender, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

      (d) not later than five (5) business days after receipt by the Borrower thereof, a copy of any management letters on internal accounting controls of the Borrower or any Subsidiary prepared by its independent public accountants;

      (e) not later than five (5) business days after receipt by the Borrower thereof, a copy of any internal audit reports (with responses, when available) with respect to the Borrower or any Subsidiary prepared by its controller's office or other in-house staff accountants;

      (f) not later than five (5) business days after receipt by the Borrower thereof, a copy of each audit made by any regulatory agency of the books and records of the Borrower or any of its Subsidiaries; and

      (g) promptly after knowledge thereof shall have come to the attention of any of (i) any threatened or pending litigation or officer of the Borrower, written notice which responsible governmental proceeding or labor controversy against the Borrower or any Subsidiary involves an amount of $100,000 or more or which, if adversely determined, would have a material adverse effect the financial condition, Properties, business or operations of the Borrower and its Subsidiaries, taken as a whole, or of the occurrence of any Default or Event of Default hereunder and (ii) any material dispute or claim relating to any Eligible Mortgage Loan.

      Each of the financial statements ftm-@shed to the Lender pursuant to clauses (b) and (c) of this Section shall be accompanied by a written certificate in the form attached hereto as Exhibit F signed by the chief financial officer of the Borrower to the effect that to the best of the chief financial officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same.

      Section 7.6. Indebtedness for Borrowed Money. The Borrower will not, nor will it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing provisions shall not restrict nor operate to prevent:

      (a) the indebtedness of the Borrower owing to the Lender hereunder; and

      (b) the indebtedness of the Borrower to other lenders not exceeding $15,000,000 in aggregate principal amount from time to time incurred to fund the purchase by the Borrower or any of its Subsidiaries of mortgaae loans which are pledged to and in the possession of such lenders (or an agent or bailee acting on their behalf) to secure repayment of such indebtedness.

      Section 7.7. Liens. The Borrower will not, nor will it pen-nit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Borrower or any Subsidiary; provided, however, that this Section shall not apply to nor operate to prevent:

      (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is beina contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

      (b) mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

      (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this clause, including interest and penalties thereon, if any, shall not be in excess of $100,000 at any one time outstanding;

      (d) the Liens granted in favor of the Collateral Agent for the benefit of the Lender by the Collateral Documents; and

      (e) Liens on mortgace loans and related assets securing indebtedness permitted by Section 7.6(b) hereof.

      Section 7.8. Mergers, Consolidations and Sales. The Borrower will not, nor will it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable (other than sales of mortgages not constituting Collateral in the ordinary course of business and sales of Collateral permitted under the Security Agreement). The sale, lease, transfer or other disposition of 5% of the assets of the Borrower or any Subsidiary shall be deemed substantial for the foregoing purposes.

      Section 7.9. ERISA. The Borrower will, and will cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Borrower will, and will cause each Subsidiary to, promptly notify the Lender of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

      Section 7.10. Compliance ii,ith Lmvs. The Borrower will, and will cause each Subsidiary to, comply in all material respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to the Collateral, Properties or business operations of the Borrower or any Subsidiary, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Borrower or any Subsidiary or could result in a Lien upon any of their Property. The Borrower agrees, at intervals reasonably acceptable to the Lenders, to make periodic inspections of the documentation relating to mortgage loans made or acquired by it to monitor compliance of the same with applicable law and to provide the Collateral Azent and the Lenders with the results of such inspections.

      Section 7.11. Burdensome Contracts ivith Affiliates. The Borrower will not, nor will it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on ten-ns and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

      Section 7.12. Maintenance of Subsidiaries. 'ne Borrower will not assign, sell or transfer, or permit any Subsidiary to issue, assign, sell or transfer, any Voting Stock of a Subsidiary, provided that the foregoing shall not operate to prevent the issuance, sale and transfer to any person of any voting stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary.

      Section 7.13. Change in the Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by the Borrower or any Subsidiary on the date of this Agreement.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES

      Section 8.1. Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

      (a) default in the payment when due of all or any part of the principal of or interest on the Note (whether at the stated maturity thereof or at any other time provided for in this Atzreement) or of any fee or other amount payable by the Borrower hereunder or by the Borrower under any other Loan Document and, in the case of any such interest payment or fee, non-payment thereof shall have continued for three (3) Business Days after the same shall have become due; or

        (b) default in the observance or performance of any covenant set forth in Sections 8.5, 8.8, 8.9 or 8.13 hereof; or

        (c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier to occur of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) the date on which written notice thereof is given to the Borrower by the Lender; or

        (d) any representation or warranty made by the Borrower herein or in any other Loan Document, or in any statement or certificate ftimished by it pursuant hereto or thereto, or in connection with any Loan made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

        (e) any event occurs or condition exists (other than those described in clauses (a) through (d) above) which is specified as an Event of Default under any Loan Document, or any Loan Document shall for any reason not be or shall cease to be in full force and effect, or any Loan Document is declared to be null and void; or

      (f) default shall occur under any evidence of Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower in an amount equal to or in excess of $100,000 or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

      (g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $100,000 shall be entered or filed against the Borrower or any of its Subsidiaries or against any of their Property, and in each case which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or

      (h) the Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $100,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terrninate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a "Material Plan" shall be filed under Title IV of ERISA by the Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a tnistee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

      (i) the Borrower or any Subsidiary shall (i) have entered involuntarily against it an s Bankruptcy Code, as amended, (ii) not pay, or admit in order for relief under the United State due, (iii) make an assigrunent for writing its inability to pay, its debts generally as they become the benefit of creditors,
(iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(j) hereof; or

      (j) a custodian, receiver, trustee, examiner, liquidator or similar official shall be f its Subsidiaries or any substantial part of any of their appointed for the Borrower or any o Section 8. l(i)(v) shall be instituted auainst the Borrower Property, or a proceeding described in or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) days.

       Section 8.2. Remedies - Certain Events of Defaiilt. When any Event of Default described in clauses (a) through (h), both inclusive, of Section 8.1 has occurred and is continuing, the Lender may take either or both of the following actions:

      (a) terminate the obligation Of the Lender to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

      (b) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other amounts payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind.

     The Lender, after giving notice to the Borrower pursuant to this Section 8.2, shall also promptly send a copy of such notice to the Collateral Agent, but the failure to do so shall not impair or annul the effect of such notice.

     Section 8.3. Remedies - Other Events of Default. When any Event of Default described in clauses (i) or (j) of Section 8.2 has occurred and is continuing, then the Note, includin- both principal and interest, and all fees, charges and other amounts payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligations of the Lender to extend further credit pursuant to any of the terms hereof shall immediately terminate.

     Section 8.4. Fxpenses. The Borrower agrees to pay to the Lender, or any other holder of the Note, all costs and expenses incurred or paid by the Lender or any such holder, including reasonable attorneys' fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the terms hereof or of the other Loan Documents.

SECTION 9. MISCELLANEOUS

      Section 9.1. No Waiver of Rights. No delay or failure on the part of the Lender or on the part of the holder or holders of the Note in the exercise of any power or richt shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any sincle or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Lender and of the holder or holders of the Note are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

      Section 9.2. Non-Business Day. If any payment of principal or interest on any Loan or of any fee hereunder shall fall due on a day which is not a Business Day, interest at the rate such principal bears for the period prior to maturity or at the rate such fee accrues shall continue to accrue from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

      Section 9.3. Documentary Ta'ces. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to this Agreement, the Note or any other Loan Document, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

      Section 9.4. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the Note, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

      Section 9.5. Survival of Indemnities. All indemnities with respect to the Loans shall survive the termination of this Agreement and the payment of the Loans and the Note.

      Section 9.6. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including cable, telecopy or telex) and shall be given to the relevant party at its address or telecopier number set forth below or such other address, telecopier number or telex number as such party may hereafter specify by notice to the other, given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed to:



                  If to the.Borrower:
                  -------------------

                  Westmark Mortgage Corporation
                  355 NE 5th Avenue, Suite 4
                  Delray Beach, Florida 33483
                  Attention: Mark Schaftlein
                  Telephone: (800) 840-6677 (Ext. 31)
                  Telecopy: (561) 279-1801


                  If to the Lender:
                  -----------------

                  Household Financial Services, Inc.
                  2700 Sanders Road
                  Prospect Heights, IL 60070
                  Attention:
                  Telephone:   (--)
                  Telecopy:     C-)


 Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

      Section 9.7. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

      Section 9.8 SuccessorsandAssigns. ThisAgreementshallbebindinguponthe Borrower and its s@4@@essors and assi-ns, and shall inure to the benefit of the Lender and its t' successors and assigns, including any subsequent holder of the Note; provided, however, that the Borrower may not assign any of its rights or obligations hereunder without the written consent of the Lender.

      Section 9.9. Amendments. Any provision of this Agreement, the Note or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

      Section 9.10. Fees and Indemnification. (a) The Borrower agrees to pay the reasonable fees and disbursements of counsel to the Lender, in connection with the preparation and execution of this Agreement and the other Loan Documents, and any recording or filing of any of the foregoing, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated.

      (b) The Borrower further agrees to indemnify the Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitations, all reasonable expenses of litigation or preparation therefor whether or not the Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, any other Loan Document, the Collateral (including without limitation any environmental claims or liabilities related to any property siibject to a Mortgage Loan) the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

      Section 9. 11. Governing L@ov. This Agreement and the Note, and the rights and duties of the parties hereto and thereto, shall be construed and determined in accordance with the laws of the State of Illinois, without regard to the internal laws thereof with respect to conflicts of law.

      Section 9.12. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

      on 9.13. Entire Agreement. This Agreement constitutes the entire understandinof the parties hereto with respect to the subject matter hereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded hereby.

        Section 9.14. Terms of Collateral Documents Not Stiperseded. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

      Section 9.15. Construction. The parties hereto acknowledge and agree that this Agreement shall not be construed more in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement.

      Upon execution hereof by all the parties, this Agreement shall be a contract among the parties for the purposes hereinabove set forth.


      Dated as of April 7, 1997.



                                  WESTMARK MORTGAGE CORPORATION


                                  By: /s/ Mark Schaftlein
                                      --------------------------------
                                  Its: Mark Schaftlein
                                      President (type or Print Name)

      Accepted and Agreed to as of the day and year last above written.



                                         HOUSEHOLD FINANCIAL SERVICES, INC.



                                         By:
                                            ------------------------------
                                         Its:
                                              ----------------------------
                                                 (Type or Print Name)

                                    EXHIBIT A
                             REVOLVING CREDIT NOTE


$5,000,000                                                         April 7, 1997

      FOR VALUE RECEIVED, the undersigned, WESTMARK MORTGAGE CORPORATION, a ________________________ California corporation (the ""Borrower", promises to pay to the order of HOUSEHOLD FINANCIAL SERVICES, INC. (the "Lender") on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Lender in Prospect Heights, Illinois, in immediately available funds, the principal sum of the Lender in Prospect Heights, Illinois, in immediately available funds, the principal sum of Five Million dollars ($5,000,000) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower under the Revloving Credit pursuant to such Credit Agreement and with each such Loan to mature and become payable as provided in such Credit Agreement, together with interest on the principal amount of each such Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

      The Lender shall record on its books or records or on a schedule attached to this Note, each Loan made by it pursuant to its Commitment, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on the schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it under the Revolving Credit pursuant to the Credit Agreement together with accrued interest thereon.

      This Note is the Note referred to in the Credit Agreement bearing even date herewith, between the Borrower and the Lender (such Credit Agreement as the same may from time to time be amended or restated being referred to as the "Credit Agreement") and payment hereof is secured by the Collateral Documents, and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement and Collateral Documents reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Ageeement.

      Prepayments may be made hereon, certain prepayments are required to be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and the manner as provided for in the Credit Agreement and Collateral Documents.

      The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

      This Note shall be governed by and construed in accordance with the laws of the State of Illinois.


                                  WESTMARK MORTGAGE CORPORATION


                                  By: /s/ Mark Schaftlein
                                      --------------------------------
                                  Its:Mark Schaftlein
                                      President (type or Print Name)

                                   EXHIBIT B



                  States in which the Borrower Is Qualified to
                         Conduct Business as of Closing


                                     Alabama
                                     Arizona
                                   California
                                    Colorado
                                     Florida
                                     Georgia
                                     Hawaii
                                      Idaho
                                     Indiana
                                     Kansas
                                    Kentucky
                                   Mississippi
                                    Missouri
                                     Montana
                                     Nevada
                                      Ohio
                                     Oregon
                                      Utah
                                   Washington
                                     Wyoming

                                    EXHIBIT C

                               REQUIRED DOCUMENTS

      1. Mortgage note executed by a third party in favor of the Borrower (properly endorsed or assigned to the Borrower if purchased by the Borrower) and endorsed by the Borrower in blank.

      2. Mortgage or deed of trust securing above mortgage note. In lieu of executed, original recorded documents, the Collateral Lender will accept a copy which has been stamped as having been recorded by the appropriate recorders office or, in the case of Mortgage Loans constitutin- less than 5% of the aggregate Elioible Mortgage Loans, a copy of said mortgage or deed of trust accompanied by a transmittal letter to the appropriate recording office so long as the original recorded mortgage or a copy thereof indicating the original has been recorded from the appropriate recorder's office is delivered to the Collateral Lender within 60 days from the date the Borrower funded such Mortgage Loan or the date the Borrower acquired such MortgaLe Loan, as appropriate.

      3. Assignment of the mortgage or deed of trust by the Borrower in blank and in recordable form and the original or a duly certified copy of a proper assignment or assignments of the related mortgage or deed of trust from the original holder, thrOU2h and subsequent transferees to the Borrower duly recorded. The assignment by the Borrower to the Collateral Lender shall not be filed for record unless the Lender shall reasonably determine that it is necessary to do so in connection with the perfection of the security interest therein, such recordation to be at the Borrower's expense.

      4. Either an appraisal or a statement from the Borrower that no appraisal was required under the General Underwriting Guidelines.

      5. A policy of title insurance written by a title company insurin(T the mortlyaize or deed of tnist as a first lien on the Property and in amount and containing exceptions satisfactory to the Collateral Lender.

                                   EXHIBIT C-1

                          ADDITIONAL REQUIRED DOCUMENTS

      1. Other documentation as the Lender or the Collateral Agent may reasonably deem appropriate, as well as documentation necessary to falfill requirements of take-out commitments.

      2. The Borrower will execute at any time such additional documents as may be necessary in the opinion of the Lender or the Collateral to transfer to the Collateral Lender, for the benefit of the Lender, the title to any Collateral pledged and/or hypothecated pursuant to the Security Agreement.

                                    EXHIBIT D

                  SUBSIDIAREES OF WESTMARK MORTGAGE CORPORATION


NAME                         JURISDICTION OF                    PERCENTAGE
----                          INCORPORATION                    OF OWNERSHIP
                             ---------------                   ------------

                                    Exhibit E

                           Borrowing Base Certiricate


 To:    Household Financial Services, Inc.

      Pursuant to the terms of the Credit Agreement dated as of April 7, 1997 between us (the "Credit Agreement"), we submit this Borrowing Base Certificate to you and certify that the information set forth below and on any attachments to this Certificate is true, correct and complete as of the date of this Certificate.

      A. Borrowing Base
         1. Gross Mortgage Loans                                       =========
                                                                           A1
         2. Less:
            (a) Owed by an account debtor who
            is an Affiliate, Shareholder, or Employee  ________
            (b) Owed by an account debtor who
            is in an insolvency or reorganization      ________
            proceeding
            (c) Unpaid more than ____ days             ________
            (d) Subject to claims, offsets or
            defenses                                   ________
            (e) Rewritten or otherwise
            non-performing                             ________
            (f) Included in Borrowing Base
            for more than ___ days                     ________
            (g) Otherwise Ineligible                   ________

            Sum of Lines A2(a)-A2(g)                                   =========
                                                                           A2
         3. Eligible Mortgage Loans (line A1 minus                     =========
         (A2)                                                              A3

         4. Borrowing Base (line A3 x 100%)                            _________
                                                                           A4

      B. Revolving Credit Loans                                        _________
                                                                           B

      C. Unused Availability                                           =========
         (line A4 minus B)

      Dated as of this ___________________ day of ________________, 19__.


                                Westmark Mortgage Corporation


                                By:
                                    -----------------------------
                                Its:
                                    -----------------------------

                                    EXHIBIT F

                             COMPLIANCE CERTIFICATE


To:   Household Financial Services, Inc.

      This Compliance Certificate is furnished to you pursuant to the requirements of Section 1997 (the "Credit Agreement"), by and 7.5 of that certain Credit Agreement dated as of April 7, 1997 (the "Credit Agreement"), by and between Westmark Mortgage Corporation (the "Borrower") and you (the "Lender"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.



      The Undersi-ned hereby certifies that:

      1. I am the duly elected __________________________________________ of the
Borrower;

      2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

      3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

      Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

               __________________________________________________

               __________________________________________________

               __________________________________________________

               __________________________________________________

               __________________________________________________

      The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________________ day of __________________________ 19__.




                                  ---------------------------------------------

                                  --------------------------, -----------------
                                  (Type or Print Name)       (Title)

                                    EXHIBIT G
                               PENDING LITIGATION

                                    EXHIBIT H
                            UNDERWRITING GUIDELINES

                                    EXHIBIT I
                                ESCROW AGREEMENT